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                                                                    EXHIBIT 3.22

                  AMENDMENT TO BYLAWS OF PUBLIC STORAGE, INC.
               ADOPTED BY THE BOARD OF DIRECTORS ON JUNE 26, 1997


     RESOLVED: That subsections (l) through (v) appearing at the end of Section 7 of Article XI of the Bylaws are hereby amended as follows:

1. The caption of subsection (l) which reads "Ownership Limitations--Preferred Stock" is amended to read "Ownership Limitations--Preferred Stock and Equity Stock."

2. All other references in subsections (l) through (v) to "Preferred Stock" are amended to read "Preferred Stock or Equity Stock."